Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian D. Keogh                 425/453-9400

ESTERLINE REACHES AGREEMENT ON INSURANCE CLAIM RELATED TO LAST YEAR’S EXPLOSION AT UK FACILITY

Company to Receive $32 Million in Addition to Earlier Payments

BELLEVUE, Wash., June 28, 2007 — Esterline Corporation (NYSE:ESL www.esterline.com) today announced an agreement with its insurance carrier to settle property damage and business interruption claims related to last year’s explosion at Esterline’s UK-based countermeasure flares operation, Wallop Defence Systems. The agreement calls for a payment to Wallop of £16 million upon settlement. Including payments already received, the total settlement is equal to £24 million, or approximately $48 million.

Robert W. Cremin, Esterline’s chief executive officer, said he hopes the settlement brings some closure for employees. He said, “…this has been a trying time for all Wallop employees and passing this major milestone will allow us to move forward with the rebuilding and, hopefully, healing process.”

The insurance recovery will be recorded in the company’s fiscal third quarter and is estimated to be $23 million net of tax, or $.87 per diluted share. Cremin reiterated comments he made to investors in May, reminding them that, “…we would much rather be shipping product than booking insurance proceeds.” Cremin said the settlement does not change the fundamental outlook of the company. He said, “…our earnings guidance for fiscal 2007 remains unchanged at $2.50 to $2.60 per share, plus the incremental effect from the settlement.”

Regarding plans to rebuild the damaged facility, Cremin said, “… we have begun the formal process by submitting plans to appropriate jurisdictions. We’re working very closely with our principal customer and strategic partner, the British Ministry of Defence, to provide current and future countermeasure requirements. Our hope is to have a new facility fully qualified and operational by the third or fourth quarter of fiscal ‘08.”

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Page 2 of 2 — Esterline Business Interuption Claim

About Esterline:

Esterline Corporation is a leading world-wide supplier to the aerospace and defense industry specializing in three core areas: Avionics & Controls, Sensors & Systems, and Advanced Materials.

Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other high-end industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers. Operations within the Advanced Materials segment focus on technologies including high-temperature resistant materials and components used for a wide range of military and commercial aerospace purposes and combustible ordnance and electronic warfare countermeasure products.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K.